EXHIBIT 99.7

Questions and Answers for Western Sierra Bancorp Shareholders about the Umpqua Holdings Corporation and Western Sierra Bancorp Merger February 2006

The question and answer document below provides summary information only. Shareholders should read the proxy statement that will be mailed for complete information about the merger. This is not a proxy solicitation and is provided only to satisfy requests for general information.

Q:	What is Umpqua Bank?
A:	Umpqua Bank is a subsidiary of Umpqua Holdings Corporation (NASDAQ: UMPQ) and the Pacific Northwest's largest community bank, with $5.4 billion in assets and $4.3 billion in deposits as of December 31, 2005. Headquartered in Roseburg, Oregon, Umpqua Bank has 95 stores between Sacramento, California and Bellevue, Washington, along the Oregon and Northern California coast and in Central Oregon. Umpqua Bank also has retail mortgage lending offices in Coos Bay, Bend and Clackamas, Oregon and Roseville, California. Umpqua Bank offers a wide range of personal and business loans and accounts, in addition to investment services through its affiliate, Strand, Atkinson, Williams & York, Inc., which has 4 offices in Oregon and Southwest Washington, and offices in select Umpqua Bank store locations. Umpqua Bank has more than 123 ATM locations throughout Oregon, California and Southwest Washington, the largest ATM network of any Oregon- based bank. A full listing of Umpqua Bank's products, services, and locations is available online at www.umpquabank.com. Umpqua Bank was founded as South Umpqua State Bank in Canyonville, Oregon in 1953 and merged with Medford, Oregon-based Valley of the Rogue Bank in December 2000 to become Umpqua Bank.

Q:	How much will Umpqua Holdings Corporation pay to acquire Western Sierra Bancorp?
A:	Upon completion of the transaction, Western Sierra Bancorp shareholders will receive 1.61 Umpqua Holdings shares for each Western Sierra Bancorp share of common stock.

Umpqua expects to issue approximately 12.5 million shares of its common stock in connection with the merger.

Q.	How much will this merger increase Umpqua Bank's total assets, deposits and shareholders' equity?
A.	This proposed merger will increase Umpqua Bank's total assets to approximately $6.9 billion, deposits to approximately $5.3 billion and shareholder equity to approximately $1.1 billion. The proposed merger will strengthen Umpqua Bank's presence in Northern California.

Questions and Answers for Western Sierra Bancorp Shareholders
Umpqua Bank and Western Sierra Bancorp Merger

Q:	Will Western Sierra Bancorp retain its name?
A:	No. Upon approval and completion of the merger, all Western Sierra Bancorp offices and its family of banks - Western Sierra Bank, Central California Bank, Lake Community Bank and Auburn Community Bank - will adopt the Umpqua Bank name and logo.

Q:	How can Umpqua Bank remain a community bank as it continues to grow?
A:	Umpqua has been operating as a community bank since its inception more than 50 years ago. Umpqua believes size and location have nothing to do with being a community bank. It is how you operate that defines you as a community bank. At Umpqua, our community focus is derived from our culture, the experience we provide our customers and all the conscious decisions we make to ensure we function as a true community bank. This includes empowering our associates at the front line, structuring ourselves so we are making decisions locally, serving our communities through volunteerism and delivering unparalleled customer service.

Q:	When will shareholders be able to vote on the proposed transaction?
A:	Proxy statements will be sent to shareholders. Special shareholder meetings for both Western Sierra Bancorp and Umpqua Holdings Corporation will take place for the shareholders to vote on matters related to this transaction. More information on the dates and locations of those meetings will be provided to shareholders in the coming months.

Q:	What regulatory approvals must be received to complete the merger?
A:	The merger will go through standard regulatory approval process of the Federal Deposit Insurance Corporation and will require waivers from other federal and state government agencies.

Q:	When will the merger be completed?
A:	The merger will be completed upon shareholder and regulatory approval, which is expected to come during the second quarter of 2006.

Q:	Will Western Sierra Bancorp Directors have positions on Umpqua Holdings' board?
A:	Yes. One director will serve on Umpqua Holdings Corporation's Board of Directors. In addition, ten positions will be made available on Umpqua Bank's California Divisional Boards of Directors.

Q:	For more information about this merger, who should one contact?
A:	Customers, shareholders, and other interested persons are encouraged to contact Pat Rusnak, executive vice president and COO, at 530-698-2286.

The foregoing may be deemed to be offering or solicitation materials of Umpqua Holdings Corporation and Western Sierra Bancorp in connection with the proposed acquisition of Western Sierra with and into Umpqua. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, Western Sierra, the acquisition and related matters. The directors and executive officers of Umpqua and Western Sierra may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in each of Umpqua's and Western Sierra's most

Questions and Answers for Western Sierra Bancorp Shareholders
Umpqua Bank and Western Sierra Bancorp Merger

recent proxy statements filed with the SEC and the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Umpqua by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from Western Sierra by directing a request to Western Sierra Bancorp, Investor Relations, 4080 Plaza Goldorado Circle, Cameron Park, CA 95682.

Questions and Answers for Western Sierra Bancorp Shareholders
Umpqua Bank and Western Sierra Bancorp Merger